Exhibit 99.1
Holly Corporation and Holly Energy Partners L.P. Announce Completion of Previously Announced Acquisition of Sinclair’s Tulsa Refinery
Dallas, Texas, December 1, 2009 – Holly Corporation (NYSE:HOC) and Holly Energy Partners L.P. (NYSE:HEP) announced today that Holly Refining & Marketing – Tulsa LLC, a subsidiary of Holly Corporation, and HEP Tulsa LLC, a subsidiary of Holly Energy have completed their respective transactions to purchase Sinclair’s 75,000 barrel per day Tulsa refinery, tankage, and loading racks, as originally announced on October 20, 2009.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest in Holly Energy Partners (including the general partner interest). Holly Energy Partners owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho, Utah and Oklahoma. In addition, Holly Energy Partners owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements identified by the words, “expect,” “anticipate,” “believe,” “plan,” “intend,” “will,” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include our ability to complete and integrate announced acquisitions, and those additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation / Holly Energy Partners L.P.
214/871-3555